Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of March 22, 2017, by and between Sequential Brands Group, Inc., a Delaware corporation (the “Company”), and Karen Murray (the “Executive”).

WITNESSETH

WHEREAS, the Executive possesses experience in the apparel industry and brand licensing industry and has knowledge, experience and expertise concerning the type of business and operations to be conducted by the Company; and

WHEREAS, the Company desires to employ the Executive as the Chief Executive Officer of the Company, and the Executive desires to be so employed by the Company, in each case, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1.       Engagement of Executive; Duties. During the Term (as hereinafter defined in Section 3 below), the Executive shall have the title of Chief Executive Officer of the Company reporting to the Company’s Board of Directors (the “Board”). The Executive will have such responsibilities, duties, and authority customarily associated with the position of Chief Executive Officer. In connection with her employment by the Company, the Executive shall be based in the greater New York metropolitan area.

2.       Time. The Executive will devote substantially all of her working hours to her duties hereunder and towards the overall success of the business of the Company, including but not limited to, strategic direction, execution and implementation of business plans, developing and achieving budget targets, and overall business growth of the Company, provided that nothing contained herein shall be deemed to restrict the Executive from engaging in charitable, religious, civic or community activities, or from serving on the boards of directors of, or otherwise having involvement with, non-profit organizations and, with the consent of the Board (such consent not to be unreasonably withheld, delayed or conditioned), other for-profit companies which do not compete with the Company, provided that such activities do not materially interfere with Executive’s duties and responsibilities under this Agreement.

3.       Term. The Executive’s employment hereunder shall commence on April 3, 2017 (the “Effective Date”) and shall continue through March 31, 2020 (the “Term”) unless earlier terminated as provided herein. In the event that the Executive remains an employee of the Company following expiration of the Term and this Agreement is not extended, she shall be an employee “at will” and shall not be (i) at any during or following such “at will” employment, entitled to any of the benefits under this Agreement, or (ii) at any time following such “at will employment”, subject to any of the restrictions (other than the undertakings contained in Section 6 and the provisions of Section 10, in each case, which shall survive any termination or non-renewal of this Agreement), contained in this Agreement (including, but not limited to, the non-solicitation provisions contained in Section 7). If the Company does not intend to continue Executive’s employment following the expiration of the Term, it shall so notify Executive, in writing, by no later than October 1, 2019.

4.       Compensation.

(a)       Base Salary. During the Term, Executive’s base salary will be at a rate of not less than $600,000 per annum (the “Base Salary”). Such Base Salary shall be paid in accordance with the Company’s payroll practices and policies then in effect.

(b)       Bonus. During the Term, the Executive shall be entitled to receive an annual bonus for fiscal years 2017-2019 (the “Annual Bonus”) based upon the adjusted EBITDA target set forth in the Board-approved budget for the applicable year (which target shall be adjusted for the effect of the disposition of any assets prior to the end of the applicable year). The target Annual Bonus amount shall be one-hundred percent (100%) of the Base Salary and shall be paid if the adjusted EBITDA target for the year is attained, and shall be prorated for Executive’s partial year of employment in 2017. If performance for any fiscal year is 80% or more but less than 90% of the adjusted EBITDA target for that year, 50% of the target Annual Bonus will be paid and if performance for 2017 is 90% or more but less than 100% of the adjusted EBITDA target for that year, 75% of the target Annual Bonus will be paid. In addition, if performance for any fiscal year is 110% or greater of the adjusted EBITDA target for that year, the Annual Bonus for such year shall be an amount equal to one-hundred and twenty-five percent (125%) of the Base Salary. In the event of a sale or other disposition of assets, the adjusted EBITDA target shall be reduced by the amount of EBITDA included in the budget for that year that was attributable to those assets. The Annual Bonus, if applicable, shall be due and payable by the Company to the Executive for each applicable bonus year on the earlier of the date the Company files its Form 10-K or April 1, 2018. The EBITDA targets and bonus amounts will be subject to (x) approval by the Compensation Committee of the Board in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and (y) any other requirements for performance-based compensation under Section 162(m) of the Code.

(c)       Equity Awards. No later than promptly following the Effective Date, the Executive shall be granted 100,000 restricted stock units (the “RSUs”) with respect to the Company’s common stock pursuant to the Company’s 2013 Stock Incentive Compensation Plan (the “Equity Plan”) and an award agreement between the Executive and the Company.  Except as otherwise provided therein, the RSUs shall vest in one-third increments on each of the first, second and third anniversaries of the Effective Date and shall accelerate in full upon a “Change in Control” (as defined in the Equity Plan). In addition, no later than promptly following the Effective Date, the Executive shall be granted 175,000 performance stock units (the “PSUs”) with respect to the Company’s common stock pursuant to the Equity Plan and an award agreement between the Executive and the Company that shall be eligible to vest following the 2017, 2018 and 2019 calendar years, subject to the achievement of performance goals to be determined by the Compensation Committee of the Board following consultation with the Executive. In addition, upon a “Change in Control”, any unvested PSUs shall accelerate in full.

(d)       Benefits. Executive shall receive the employee and fringe benefits generally made available to other executive officers of the Company from time to time, including health and dental coverage. Executive shall also be added as an insured under the Company’s officers and directors insurance and all other polices which pertain to officers of the Company.

(e)       Reimbursement of Expenses. The Company shall pay to Executive the reasonable expenses incurred by her in the performance of her duties hereunder, including, without limitation, expenses related to cell phones, smart phones, tablets, blackberrys and laptop computers and such other expenses incurred in connection with business related travel or entertainment in accordance with the Company’s policy, or, if such expenses are paid directly by the Executive, the Company shall promptly reimburse the Executive for such payments in accordance with the Company’s policy, provided that the Executive properly accounts for such expenses in accordance with the Company’s policy. In addition, the Executive shall receive a transportation/travel reimbursement in the amount of up to $500.00 per month during the Term.

(f)       Vacation. Executive shall be entitled to four (4) weeks of paid vacation per year. The Executive shall use her vacation in the calendar year in which it is accrued.

5.       Termination of Employment.

(a)       General. The Executive’s employment under this Agreement may be terminated prior to the expiration of the Term without any breach of this Agreement only on the following circumstances:

(b)       Death. The Executive’s employment under this Agreement shall terminate upon her death.

(c)       Disability. If the Executive suffers a Disability (as defined below in this sub-section (2)), the Company may terminate the Executive’s employment under this Agreement upon thirty (30) days prior written notice; provided that the Executive has not returned to substantially full time performance of her duties during such thirty (30) day period. For purposes hereof, “Disability” shall mean the Executive’s inability to perform her duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition either (i) has continued for a period of 180 days (including weekends and holidays) in any consecutive 365-day period, or (ii) is projected by the Board in good faith after consulting with a doctor selected by the Company and consented to by the Executive (or, in the event of the Executive’s incapacity, her legal representative), such consent not to be unreasonably withheld, that the condition is likely to continue for a period of at least twelve (12) consecutive months from its commencement.

(d)       Good Reason. The Executive may terminate her employment under this Agreement for Good Reason after the occurrence of any of the Good Reason events set forth in the following sentence. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s prior written consent:

(i)       the failure by the Company to timely comply with its material obligations and agreements contained in this Agreement;

(ii)       a material diminution of the authorities, duties or responsibilities of the Executive set forth in Section 1 above (other than temporarily while the Executive is physically or mentally incapacitated and unable to properly perform such duties, as determined by the Board in good faith) or the assignment to Executive of duties materially inconsistent with her position as Chief Executive Officer;

(iii)       the loss of the title of Chief Executive Officer;

(iv)       the involuntary re-location of the Executive to an office outside of the New York, New York metropolitan area; or

(v)       a change in the reporting structure so that the Executive reports to someone other than the Board;

provided, however, that, within ninety (90) days of any such events having occurred, the Executive shall have provided the Company with written notice that such events have occurred and afforded the Company thirty (30) days to cure and if the Company does not cure to Executive’s reasonable satisfaction then Executive terminates her employment within one hundred twenty (120) days following the expiration of such cure period. For purposes of this Agreement, upon any reduction or diminution in authorities, duties, responsibilities, etc. the basis for determining whether such reduction or diminution was material shall be deemed to be the greatest authorities, duties, responsibilities held by Executive and not the authorities, duties, responsibilities held by Executive immediately prior to the most recent diminution or reduction (e.g., if the Company were to reduce Executive’s duties and then at a subsequent time were to reduce her duties further, for purposes of determining whether the second event constitutes a Good Reason event, her duties would be compared to those she held prior to the initial reduction).

(e)       Without Good Reason. The Executive may voluntarily terminate her employment under this Agreement without Good Reason upon written notice by the Executive to the Company at least thirty (30) days prior to the effective date of such termination (which termination the Company may, in its sole discretion, make effective earlier than the date set forth in the Notice of Termination (as hereinafter defined in sub-section (h) below)).

(f)       Cause. The Company may terminate the Executive’s employment under this Agreement for Cause. Termination for “Cause” shall mean termination of the Executive’s employment because of the occurrence of any of the following as determined by the Board:

(i)       any gross negligence or the willful and continued failure by the Executive to substantially perform her obligations under this Agreement (other than any such failure resulting from the Executive’s incapacity due to a Disability);

(ii)       the indictment of the Executive for, or her conviction of or plea of guilty or nolo contendere to, a felony;

(iii)       the Executive’s willfully engaging in misconduct (which shall include theft, fraud, or embezzlement) in the performance of her duties for the Company or violating any statutory or common law duty of loyalty to the Company;

(iv)       the Executive’s trading of securities or willful disclosure of non-public information in each case constituting a violation of insider trading laws which is injurious to the Company, monetarily or otherwise;

(v)       any chemical dependence of the Executive which materially and adversely affects the performance of her duties and responsibilities to the Company or any of its subsidiaries; provided, however, that the taking of prescribed prescription medication shall not constitute a chemical dependence of the Executive hereunder; or

(vi)       a material breach by the Executive of this Agreement.

provided, however, that in each case (other than (ii), (iii) or (iv)), the Company shall have provided the Executive with written notice within ninety (90) days of the event(s) alleged to constitute Cause, the Executive has been afforded at least thirty (30) days to cure same and has failed to cure the event(s) within such 30 day period.

(g)       Without Cause. The Company may terminate the Executive’s employment under this Agreement without Cause immediately upon written notice by the Company to the Executive.

(h)       Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(i)       Date of Termination. The “Date of Termination” shall mean (a) if the Executive’s employment is terminated by her death, the date of her death, (b) if the Executive’s employment is terminated pursuant to subsection 5(c) above, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of her duties on a full-time basis during such thirty (30) day period), (c) if the Executive’s employment is terminated pursuant to subsections 5(d) or 5(f) above, the date specified in the Notice of Termination after the expiration of any applicable cure periods, (d) if the Executive’s employment is terminated pursuant to subsection 5(e) above, the date specified in the Notice of Termination which shall be at least thirty (30) days after Notice of Termination is given, or such earlier date as the Company shall determine, in its sole discretion, (e) if the Executive’s employment is terminated pursuant to subsection 5(g), the date on which a Notice of Termination is given and (f) if Executive is terminated upon expiration of the Term, the date of the expiration of the Term.

(j)       Compensation Upon Termination.

(i)       Termination for Cause, without Good Reason or Expiration of the Term Not Due to Company Notice. If the Executive’s employment shall be terminated upon the expiration of the Term (other than pursuant to Section 5(j)(v)), by the Company for Cause or by the Executive without Good Reason, the Executive shall receive from the Company: (1) any earned but unpaid Base Salary through the Date of Termination, paid in accordance with the Company’s standard payroll practices; (2) reimbursement for any unreimbursed expenses properly incurred and paid in accordance with Section 4(e) through the Date of Termination; (3) payment for any accrued but unused vacation time in accordance with Company policy; and (4) such benefits, and other payments, if any, as to which the Executive (and her eligible dependents) may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the Date of Termination, other than any severance pay plan ((1) though (4), (the “Amounts and Benefits”), and the Company shall have no further obligation with respect to this Agreement other than as provided in Section 8 of this Agreement. In addition, any portion of the RSUs, the PSUs or any other outstanding equity or incentive award that remains unvested on the Date of Termination shall be forfeited as of the Date of Termination.

(ii)       Termination without Cause or for Good Reason. If prior to the expiration of the Term, the Executive resigns from her employment hereunder for Good Reason or the Company terminates the Executive’s employment hereunder without Cause (other than a termination by reason of death or Disability), then the Company shall pay or provide the Executive the Amounts and Benefits and the following:

(1)       an amount equal to the Base Salary the Executive would have received had she remained employed throughout the remainder of the Term, which shall be payable in full in a lump sum cash payment to be made to the Executive on the date that is thirty (30) days following the Date of Termination;

(2)       a pro-rata portion of the Executive’s Annual Bonus for the year of termination based on actual results for such year (determined by multiplying the amount of such Annual Bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365), paid in accordance with Section 4(b) (“Pro Rata Bonus”). The Pro Rata Bonus shall be payable at the time the Annual Bonus would have been paid if Executive’s employment had not terminated;

(3)       subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to the Company’s group health insurance plans in which the Executive participated immediately prior to the Date of Termination (“COBRA Continuation Coverage”), the Company shall pay the cost of COBRA Continuation Coverage for the Executive and her eligible dependents until the earliest of (a) the Executive or her eligible dependents, as the case may be, ceasing to be eligible under COBRA (or any COBRA-like benefits provided under applicable state law) and (b) eighteen (18) months following the Date of Termination, (the benefits provided under this sub-section (3), the “Medical Continuation Benefits”); and

(4)       any unvested portion of the RSUs shall accelerate.

(iii)       Termination upon Death. In the event of the Executive’s death, the Company shall pay or provide to the Executive’s estate: (1) continued payment of the Executive’s Base Salary for the remainder of the year in which the termination for reason of death occurs, (2) the Amounts and Benefits, and (3) the Pro Rata Bonus. In addition, the RSUs shall vest with respect to the portion of such award that was scheduled to vest in the year in which the termination for reason of death occurs and such shares covered by the RSUs shall be distributed to the Executive within thirty (30) days of the Date of Termination (subject to any securities law restrictions). Any other unvested portion of the RSUs and the PSUs will be forfeited on the Date of Termination.

(iv)       Termination upon Disability. In the event the Company terminates the Executive’s employment hereunder for reason of Disability, the Company shall pay or provide to the Executive: (1) the Amounts and Benefits, (2) a Pro Rata Bonus and (3) the Medical Continuation Benefits. In addition, the RSUs shall vest with respect to the portion of such award that was scheduled to vest in the year in which the termination for reason of Disability occurs and such shares covered by the RSUs shall be distributed to the Executive within thirty (30) days of the Date of Termination (subject to any securities law restrictions). Any other unvested portion of the RSUs and the PSUs will be forfeited on the Date of Termination.

(v)       Expiration of Term. By no later than October 1, 2019, the Company shall notify Executive, in writing, if it intends to continue Executive’s employment following the end of the Term. If, by October 1, 2019, the Company has not offered Executive a new employment agreement substantially comparable in the aggregate to or more favorable than this Agreement and the Executive decides not to continue her employment upon or after the expiration of the Term, then the Company shall pay or provide the Executive the Amounts and Benefits and the Company shall continue to pay Executive’s then-current Base Salary for a period of six (6) months after the Date of Termination.

(vi)       Payments of Compensation Upon Termination. For the avoidance of doubt, in the event the Executive shall be entitled to receive payments and benefits pursuant to any one of sub-sections 5(a), (b), (c) or (d) above, she shall be entitled to no payments or benefits under any other of such sub-sections.

(vii)       Release of Claims. Notwithstanding anything in this Agreement to the contrary, as a condition of receiving any payment or benefits under Section 5(j)(ii) or 5(j)(v) (other than the Amounts and Benefits), the Executive agrees to execute, deliver and not revoke a general release and covenant not to sue in favor of the Company and its subsidiaries and their respective affiliates in substantially the form attached here to as Exhibit B (the “Release”), before the date that is thirty (30) days following the Date of Termination. In the event the Release is not executed and non-revocable prior to the date that is thirty (30) days following the Date of Termination, all payments and benefits under Section 5(j)(ii) or 5(j)(v) (other than the Amounts and Benefits) shall be forfeited.

(viii)       No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 5 be reduced by any compensation earned by Executive as the result of Executive’s employment by another employer or business or by profits earned by Executive from any other source at any time before and after the Executive’s Date of Termination (other than as provided in Section 5(j)(ii)(4)).

6.       Confidentiality.

(a)       The Executive acknowledges that all customer lists and information, vendor or supplier lists and information, inventions, trade secrets, software and computer code (whether in object code or source code format), databases, know-how or other non-public, confidential or proprietary knowledge, information or data with respect to the products, prices, marketing, services, operations, finances, business or affairs of the Company or its subsidiaries and affiliates or with respect to confidential, proprietary or secret processes, methods, inventions, services, research, techniques, customers (including, without limitation, the identity of the customers of the Company or its subsidiaries and affiliates and the specific nature of the services provided by the Company or its subsidiaries and affiliates), employees (including, without limitation, the matters subject to this Agreement) or plans of or with respect to the Company or its subsidiaries and affiliates or the terms of this Agreement (all of the foregoing collectively hereinafter referred to as, “Confidential Information”) are property of the Company or its applicable subsidiaries or affiliates. The Executive further acknowledges that the Company and its subsidiaries and affiliates intend, and make reasonable good faith efforts, to protect the Confidential Information from public disclosure. Therefore, the Executive agrees that, except as (a) required by law or regulation or as legally compelled by court order (provided that in such case, the Executive shall promptly notify the Company of such order, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such law, regulation or order) or (b) required in order to enforce her rights under this Agreement or any other agreement with the Company and/or its affiliates, during the Term and at all times thereafter, the Executive shall not, directly or indirectly, divulge, transmit, publish, copy, distribute, furnish or otherwise disclose or make accessible any Confidential Information, or use any Confidential Information for the benefit of anyone other than the Company and its subsidiaries and affiliates, unless and to the extent that the Confidential Information becomes generally known to and available for use by the general public by lawful means and other than as a result of the Executive’s acts or omissions or such disclosure is necessary in the course of the Executive’s proper performance of her duties under this Agreement.

(b)       The Company and its subsidiaries and affiliates do not wish to incorporate any unlicensed or unauthorized material into their products or services. Therefore, the Executive agrees that she will not disclose to the Company, use in the Company’s business, or cause the Company to use, any information or material which is a trade secret, or confidential or proprietary information, of any third party, including, but not limited to, any former employer, competitor or client, unless the Company has a right to receive and use such information or material. The Executive will not incorporate into her work any material or information which is subject to the copyrights of any third party unless the Company has a written agreement with such third party or otherwise has the right to receive and use such material or information.

7.       Covenants.

(a)       Noncompetition. The Executive hereby agrees that while she is employed by the Company and for the “Restricted Period” (as defined below), she shall not, directly or indirectly, in any location in which the Company, its subsidiaries or affiliates or a licensee thereof operates or sells its products (the “Territory”), engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) competitive with the business activities conducted by the Company, its subsidiaries or affiliates or any material business activities of which Executive was aware that the Company or its direct or indirect subsidiaries had plans to conduct during the time of Executive’s employment or at the time of his Date of Termination. Notwithstanding the foregoing, nothing herein shall prevent the Executive from owning stock in a publicly traded corporation whose activities compete with those of the Company, its subsidiaries and affiliates, provided that such stock holdings are not greater than five percent (5%) of such corporation. For purposes of this Agreement, the “Restricted Period” shall mean the following: (i) in the event of a termination of employment by the Company for Cause or a resignation by the Executive without Good Reason, a period of twelve (12) months following the Executive’s termination of employment or (ii) in the event of a termination by the Company without Cause or a resignation by the Executive for Good Reason, a period of six (6) months following the Executive’s termination of employment.

(b)       Nonsolicitation.

(i)       Employees. The Executive shall not, while she is employed by the Company and during the one- year period following her termination of employment for any reason, directly or indirectly, (1) employ, cause to be employed or hired, recruit, solicit for employment or otherwise contract for the services of, any individual who was or is an employee of the Company or any of its subsidiaries or affiliates; (2) otherwise induce or attempt to induce any employee of the Company or any of its subsidiaries or affiliates to terminate such individual’s employment with the Company or such subsidiary or affiliate, or in any way interfere with the relationship between the Company or any such subsidiary or affiliate and any such employee.

(ii)       Customers. The Executive shall not, while she is employed by the Company and during the one-year period following her termination of employment, solicit, contact, call upon, communicate with, or attempt to solicit, contact, call upon, communicate with any Protected Customer (as hereinafter defined) to directly discourage such Protected Customer from doing business with the Company or any of its subsidiaries or affiliates. For purposes of this Section 7, “Protected Customer” means any individual or entity to whom the Company or any subsidiary or affiliate thereof has sold products or services or solicited to sell products or services during the final twelve (12) months of Executive’s employment by the Company.

(c)       Company IP; Work Product.

(i)       “Intellectual Property” means all intellectual property and industrial property recognized by applicable requirements of law and all physical or tangible embodiments thereof, including all of the following, whether domestic or foreign: (1) patents and patent applications, patent disclosures and inventions (whether or not patentable), as well as any reissues, continuations, continuations in part, divisions, revisions, renewals, extensions or reexaminations thereof; (2) registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans and corporate names, and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (3) registered and unregistered copyrights and mask works, and applications for registration of either; (4) Internet domain names, applications and reservations therefor, uniform resource locators and the corresponding Internet websites (including any content and other materials accessible and/or displayed thereon); (5) Confidential Information; and (6) intellectual property and proprietary information not otherwise listed in (1) through (6) above, including unpatented inventions, invention disclosures, rights of publicity, rights of privacy, moral and economic rights of authors and inventors (however denominated), methods, artistic works, works of authorship, industrial and other designs, methods, processes, technology, patterns, techniques, data, plant variety rights and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded; and (7) any goodwill associated with any of the foregoing, damages and payments for past or future infringements and misappropriations thereof, and all rights to sue for past, present and future infringements or misappropriations thereof.

(ii)       Work Product. The Executive agrees to promptly disclose to the Company any and all work product, including Intellectual Property relating to the business of the Company and any of its affiliates, that is created, developed, acquired, authored, modified, composed, invented, discovered, performed, reduced to practice, perfected, or learned by the Executive (either solely or jointly with others) directly relating to the Company’s and its affiliates’ business or within the scope of Executive’s employment during the Term (collectively, “Work Product,” and together with such Intellectual Property as may be owned, used, held for use, or acquired by the Company and its affiliates, the “Company IP”). The Company IP, including the Work Product, is and shall be the sole and exclusive property of the Company and its affiliates, as applicable. All Work Product that is copyrightable subject matter shall be considered a “work made for hire” to the extent permitted under applicable copyright law (including within the meaning of Title 17 of the United States Code) and will be considered the sole property of the Company. To the extent such Work Product is not considered a “work made for hire,” Executive hereby grants, transfers, assigns, conveys and relinquishes, without any requirement of further consideration, all right, title, and interest to the Work Product (whether now or hereafter existing, including all associated goodwill, damages and payments for past or future infringements and misappropriations thereof and rights to sue for past and future infringements and misappropriates thereof) to the Company in perpetuity or for the longest period permitted under applicable law. The Executive agrees, at the Company’s expense, to execute any documents requested by the Company or any of its affiliates at any time to give full and proper effect to such assignment. The Executive acknowledges and agrees that the Company is and will be the sole and absolute owner of all Intellectual Property, including all Company IP. The Executive will cooperate with the Company and any of its affiliates, at no additional cost to such parties (whether during or after the Term), in the confirmation, registration, protection and enforcement of the rights and property of the Company and its affiliates in such intellectual property, materials and assets, including, without limitation, the Company IP. The Executive hereby waives any so-called “moral rights of authors” in connection with the Work Product and acknowledges and agrees that the Company may use, exploit, distribute, reproduce, advertise, promote, publicize, alter, modify or edit the Work Product or combine the Work Product with other works including other Company IP, at the Company’s sole discretion, in any format or medium hereafter devised. The Executive further waives any and all rights to seek or obtain any injunctive or equitable relief in connection with the Work Product. Notwithstanding the above, the Executive shall have the right, subject to Section 6 hereof, to author or collaborate on one or more books or other similar works (in whatever form, including written, electronic or otherwise) on any topic(s) whatsoever (including discussion of her experiences as an employee of the Company) (each, a “Book”), and any such Book shall not be deemed Work Product or Company IP, and the Company shall have no claim to any rights, title or interest in any such Book.

(d)       Company Property. All Confidential Information, Company IP, files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company and its subsidiaries and affiliates, whether prepared by the Executive or otherwise coming into her possession or control in the course of the performance of her services under this Agreement, shall be the exclusive property of the Company and shall be delivered to the Company, and not retained by the Executive (including, without limitation, any copies thereof), promptly upon request by the Company and, in any event, promptly upon termination of Executive’s employment hereunder. Upon termination of Executive’s employment hereunder, the Executive shall have no rights to and shall make no further use of any Company IP, including Work Product. The Executive acknowledges and agrees that she has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages), and that the Executive’s activity and any files or messages on or using any of those systems may be monitored at any time without notice. Nothing in this Section 7 shall require the Executive to return to the Company any computers or telecommunication equipment or tangible property which she owns, including, but not limited to, personal computers, phones and tablet devices; provided, however, that Executive shall identify each such device or item to the Company prior to termination of employment and afford the Company a reasonable opportunity to remove from all such devices or items any confidential or proprietary information of the Company stored or programmed thereon.

(e)       Enforcement. The Executive acknowledges that a breach of her covenants and agreements contained in Sections 6 and 7 would cause irreparable damage to the Company and its subsidiaries and affiliates, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate. Accordingly, the Executive agrees that if she breaches or threatens to breach any of the covenants or agreements contained in Sections 6 and 7, in addition to any other remedy which may be available at law or in equity, the Company and its subsidiaries and affiliates shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction for specific performance and injunctive and other equitable relief to prevent the breach or any threatened breach thereof without bond or other security or a showing of irreparable harm or lack of an adequate remedy at law. Additionally, upon a material breach by Executive of Section 6 or Section 7, the unvested RSUs and PSUs (and any other stock-based awards held by the Executive) shall be automatically canceled and forfeited without any further action. The Company and the Executive further acknowledge that the time, scope, geographic area and other provisions of Sections 6 and 7 have been specifically negotiated by sophisticated commercial parties and agree that they consider the restrictions and covenants contained in Sections 6 and 7 to be reasonable and necessary for the protection of the interests of the Company and its subsidiaries and affiliates, but if any such restriction or covenant shall be held by any court of competent jurisdiction to be void but would be valid if deleted in part or reduced in application, such restriction or covenant shall apply in such jurisdiction with such deletion or modification as may be necessary to make it valid and enforceable. The Executive acknowledges and agrees that the restrictions and covenants contained in Sections 6 and 7 shall be construed for all purposes to be separate and independent from any other covenant, whether in this Agreement or otherwise, and shall each be capable of being reduced in application or severed without prejudice to the other restrictions and covenants or to the remaining provisions of this Agreement. The existence of any claim or cause of action by the Executive against the Company or any of its subsidiaries and affiliates, whether predicated upon this Agreement or otherwise, shall not excuse the Executive’s breach of any covenant, agreement or obligation contained in Section 6 or Section 7 and shall not constitute a defense to the enforcement by the Company or any of its subsidiaries of such covenant, agreement or obligation; provided, however, that if upon termination of this Agreement by the Company without “Cause” or by Executive for “Good Reason”, the Company defaults on any obligation to pay Executive any amount due and owing Executive under Section 5(j)(ii)(1), then, until such time that the Company has paid such amounts to Executive, Executive shall not be required to comply with the undertakings set forth in Section 7(a) and Section 7(b).

8.       Indemnification. The Company shall indemnify the Executive for actions taken by the Executive as an officer or director of the Company pursuant to the fullest extent permitted by law; provided, however, that the Company shall not indemnify the Executive for any losses incurred by the Executive as a result of or in connection with (a) acts or omissions described in Section 5(f), or (b) a cause of action by Executive against the Company or its affiliates or their respective directors, officers, agents, representatives or employees. If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive shall give the Company prompt written notice thereof. The Company shall be entitled to assume the defense of any such proceeding, and the Executive shall cooperate with such defense.

9.       Section 409A of the Code.

(a)       It is intended that the provisions of this Agreement comply with or be exempt from Section 409A of Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Executive and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith.

(b)       A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service. Any provision of this Agreement to the contrary notwithstanding, if at the time of the Executive’s Separation from Service, the Company determines that the Executive is a “Specified Employee,” within the meaning of Code Section 409A, based on an identification date of December 31, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service, and (ii) the date of the Executive’s death (the “Delay Period”). Within five days of the end of the Delay Period, all payments and benefits delayed pursuant to this Section 10(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to the Executive in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)       With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

(d)       Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Code Section 409A.

10.       Miscellaneous.

(a)       This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with those laws. The Company and Executive unconditionally consent to submit to the exclusive jurisdiction of the New York State Supreme Court, County of New York or the United States District Court for the Southern District of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by registered mail to the address set forth below shall be effective service of process for any action, suit or proceeding brought against the Company or the Executive, as the case may be, in any such court.

(b)       Executive may not delegate her duties or assign her rights hereunder. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company other than pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets or businesses of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or by operation of law. For the purposes of this Agreement, the term “Company” shall include the Company and, subject to the foregoing, any of its successors and assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(c)       The invalidity or unenforceability of any provision hereof shall not in any way affect the validity or enforceability of any other provision. This Agreement reflects the entire understanding between the parties.

(d)       This Agreement represents the entire understanding of the Executive and the Company with respect to the employment of the Executive by the Company and contain all of the covenants and agreements between the parties with respect to such employment. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.

(e)       This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

(f)       All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

(g)       The Executive hereby represents and warrants to the Company that she is not under any obligation of a contractual or quasi-contractual nature that is inconsistent with or in conflict with this Agreement or that would prevent, limit or impair the performance by the Executive of her obligations hereunder.

11.       Notices. All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

To the Company:

Sequential Brands Group, Inc.

601 West 26th Street, 9th Floor

New York, NY 10001

Attention: Bill Sweedler

With a copy to:

Sequential Brands Group, Inc.

c/o Tengram Capital Management, LLC

15 Riverside Avenue

Westport, CT 06880

Attention: Andrew R. Tarshis

To the Executive:

Ms. Karen Murray
188 E 78th Street, Apt 24B
New York, NY 10075

[signature pages follows]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of March 22, 2017.

SEQUENTIAL BRANDS GROUP, INC.		EXECUTIVE

By:	/s/ Andrew Cooper	By:	/s/ Karen Murray
	Name: Andrew Cooper		Karen Murray
Title: President

16